EXHIBIT 3.2

                               AMH HOLDINGS, INC.



                      STATEMENT WITH RESPECT TO THE POWERS,

                       PREFERENCES AND RELATIVE, OPTIONAL

                  AND OTHER SPECIAL RIGHTS AND QUALIFICATIONS,

                   LIMITATIONS AND RESTRICTIONS PERTAINING TO

                     THE CLASS A CONVERTIBLE PREFERRED STOCK

                      -------------------------------------
     Pursuant to Section 151 of the General Corporation Law of the State of

                                    Delaware

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          AMH Holdings, Inc. (the "Company"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "DGCL"), does hereby certify that, pursuant to Section 151 of the DGCL, its Board of Directors has adopted the following resolution, which resolution remains in full force and effect as of the date hereof:

          WHEREAS, the Board of Directors of the Company (the "Board of Directors") is authorized, within the limitations and restrictions stated in the Certificate of Incorporation of the Company, to fix by resolution the designation of each series of preferred stock and the powers, designations, preferences and relative participating, optional or other rights, if any, or the qualifications, limitations or restrictions thereof, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subject or matters as may be fixed by resolution or resolutions of the Board of Directors under the DGCL; and

          WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to authorize and fix the terms of two series of preferred stock and the number of shares constituting such series:

          NOW, THEREFORE, BE IT RESOLVED, that there is hereby authorized such series of preferred stock on the terms and with the provisions herein set forth:


                                    ARTICLE 1



                                   DESIGNATION

     SECTION 1.1 There is hereby created out of the authorized and unissued shares of preferred stock of the Issuer two series of Class A Convertible Preferred Stock designated as the "Series I (Voting) Convertible Preferred Stock", par value $0.01 per share (the "Series I Preferred Stock"), consisting of 2,114,019 shares, and the "Series II (Non-Voting) Convertible Preferred Stock", par value $0.01 per share (the "Series II Preferred Stock", and together with the Series I Preferred Stock, the "Preferred Stock"), consisting of 1,614,019 shares. Certain terms used without definition below are defined in Article 10 below.

                                    ARTICLE 2

                                      RANK

     SECTION 2.1 The Preferred Stock shall, with respect to dividends and as to distributions upon the voluntary or involuntary liquidation, winding-up and dissolution of the Issuer (as set forth in Article 3 and Article 4 hereof), rank
(i) senior to all classes of Common Stock, and to each other class of Capital Stock of the Issuer established after the Issue Date by the Board of Directors of the Issuer the terms of which do not expressly provide that it ranks senior to or on a parity with the Preferred Stock as to dividends and as to distributions upon the liquidation, winding-up and dissolution of the Issuer (collectively referred to with the Common Stock of the Issuer as "Junior Securities"); (ii) on a parity with each series of Preferred Stock established after the Issue Date by the Board of Directors of the Issuer, the terms of which expressly provide that such class will rank on a parity with the Preferred Stock as to dividends and as to distributions upon the liquidation, winding-up and dissolution of the Issuer (collectively referred to as "Parity Securities") and
(iii) junior to all classes of Capital Stock of the Issuer established after the Issue Date by the Board of Directors of the Issuer the terms of which expressly provide that it ranks senior to the Preferred Stock as to dividends and as to distributions upon the liquidation, winding-up and dissolution of the Issuer (collectively referred to as "Senior Securities"). Notwithstanding the foregoing, a security shall not be deemed to be a "Senior Security" solely because such security has a stated dividend or interest coupon.

                                    ARTICLE 3

                                    DIVIDENDS

     SECTION 3.1

     (a) In the event the Issuer declares, makes or pays any dividends or other distributions out of funds legally available therefor (whether payable in cash, securities, rights or other property) other than the dividend in the aggregate amount of $96,406,123 paid on the

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Class B Series I Common Stock and Class B Series II Common Stock on the Issue
Date (, the Issuer shall first pay such dividends or other distributions to the Holders of the Preferred Stock until such Holders have received, for each share of outstanding Preferred Stock, an amount (or securities, rights or other property valued at an amount) equal to the Issue Price divided by the number of outstanding shares of Preferred Stock (any such payment, a "Priority Dividend").

     (b) After the Priority Dividend has been paid in full, in the event the Issuer declares, makes or pays any other dividends or distributions out of funds legally available therefor (whether payable in cash, securities, rights or other property) on the Common Stock, the Issuer shall pay such dividends to the Holders of Preferred Stock and the holders of Common Stock pro rata based on the number of outstanding shares of Common Stock and Common Stock issuable upon conversion of the outstanding shares of Preferred Stock in accordance with
Article 6 as of the date immediately prior to the record date for such dividend or distribution, or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends or distributions are determined. Such dividends shall be payable on the same date (and with the same record date) as such dividends are payable on the outstanding shares of Common Stock and in the same form as such dividends are payable on the outstanding shares of Common Stock.

     SECTION 3.2 All dividends paid with respect to shares of the outstanding Preferred Stock pursuant to Section 3.1 hereof shall be paid pro rata to the Holders entitled thereto.

     SECTION 3.3 Nothing herein contained shall in any way or under any circumstances be construed or deemed to require the Board of Directors to declare, or the Issuer to pay, or set apart for payment, any dividends at any time.

     SECTION 3.4 Holders of shares of Preferred Stock shall be entitled to receive the dividends provided for in Section 3.1(a) hereof in preference to and in priority over any dividends upon any Junior Securities and shall be entitled to receive the dividends provided for in Section 3.1(b) hereof in preference to and priority over any dividends upon any Junior Securities other than Common Stock.

     SECTION 3.5 The value of any non-cash dividends or distributions shall be the fair market value of such dividends or distributions as of the date made, as determined in good faith by the Board, based upon a customary appraisal prepared by an independent appraisal company.



                                    ARTICLE 4

                             LIQUIDATION PREFERENCE

     SECTION 4.1 Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Issuer, each Holder of the Preferred Stock will be entitled to be paid, out of the assets of the Issuer available for distribution, and before any distribution is made on any Junior Security, a liquidation preference (the "Liquidation Preference") per share equal to the Aggregate Liquidation Preference Amount divided by the number of shares of Preferred Stock outstanding immediately before the record date of the determination of stockholders entitled to receive distributions for such liquidation, dissolution or winding-up, or if no record date is fixed, the date

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of such liquidation, dissolution or winding-up (such amount, the "Retained
Liquidation Preference"). In addition, each Holder of the Preferred Stock will be entitled to an amount per share in cash equal to all declared but unpaid dividends (other than Priority Dividends, if any) thereon to the date fixed for liquidation, dissolution or winding-up. If, upon any voluntary or involuntary liquidation, dissolution or winding-up of the Issuer, the amounts payable with respect to the Preferred Stock and all other Parity Securities are not paid in full, the Holders of the Preferred Stock and the Parity Securities will share equally and ratably in any distribution of assets of the Issuer in proportion to the full Liquidation Preference and declared and unpaid dividends (other than Priority Dividends, if any) to which each is entitled. After payment of the full amount of the Liquidation Preferences and declared and unpaid dividends (other than Priority Dividends, if any) to which they are entitled, the Holders of Preferred Stock will not be entitled to any further participation in any distribution of assets of the Issuer.

     SECTION 4.2 For purposes of Section 4.1, neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Issuer nor the consolidation or merger of the Issuer with or into one or more Persons or a Sale of the Business will be deemed to be a liquidation, dissolution or winding-up of the Issuer.

                                    ARTICLE 5

                                  VOTING RIGHTS

     SECTION 5.1 Except as otherwise required by law, the Holders of shares of Series I Preferred Stock shall be entitled to vote (or act by written consent), together with all the outstanding shares of Voting Stock of the Issuer, and not as a separate class except as otherwise required under Delaware law or as set forth in this Article 5, on all matters on which holders of Voting Common Stock shall be entitled or permitted to vote (or act by written consent). Except as otherwise required by law, the Holders of Series II Preferred Stock shall not be entitled to vote on any matter presented to the stockholders of the Issuer and the Series II Preferred Stock shall not be included in determining the number of shares entitled to vote on such matters.

     SECTION 5.2 Without the affirmative vote or consent of the Holders of at least a majority of the then outstanding shares of Series I Preferred Stock, voting or consenting, as the case may be, separately as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting, the Issuer shall not:

     (a) amend this Certificate of Designation or the Certificate of Incorporation, whether by operation of law, by merger or otherwise, so as to affect adversely the special rights, powers, preferences, privileges or voting rights of Holders of the Preferred Stock; provided that (i) the creation, authorization or issuance of any non-voting shares of Junior Securities, (ii) the decrease in the amount of authorized Capital Stock of any class (but not below the amount of outstanding Capital Stock of such class), including the Preferred Stock or (iii) the increase in the amount of authorized Capital Stock of any class of Junior Securities shall not require the consent of the Holders of Series I Preferred Stock and shall not be deemed to affect adversely the special rights, powers, preferences, privileges or voting rights of Holders of shares of Preferred Stock; or

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     (b) authorize, create or issue any Senior Securities or Parity Securities and the Issuer shall not permit any of its Subsidiaries to issue any Capital Stock to any Person other than the Issuer or its Subsidiaries.

     SECTION 5.3 In any case in which the Holders of shares of the Preferred Stock shall be entitled to vote pursuant to this Article 5 or pursuant to Delaware law, each Holder of shares of the Preferred Stock shall be entitled to the number of votes per share equal to the number of shares of Common Stock issuable upon conversion of such share of Preferred Stock in accordance with
Article 6 as of the date fixed for the determination of holders entitled to vote on such proposal. Any action that may be taken hereunder by the Holders of the Preferred Stock voting as a separate class at a meeting may be taken by written consent of a majority of the Holders of the then outstanding shares of such Preferred Stock.

                                    ARTICLE 6

                                   CONVERSION

     SECTION 6.1 Conversion.

     (a) The Holder of any shares of Preferred Stock at its option may at any time convert all or any of such Holder's shares of (i) Series I Preferred Stock into fully paid and non-assessable shares of Class A Series I Common Stock and
(ii) Series II Preferred Stock into fully paid and non-assessable shares of Class A Series II Common Stock (collectively, the Class A Series I Common Stock and the Class A Series II Common Stock are referred to as the "Conversion Shares"), in each case, at the conversion rate at which Conversion Shares shall be delivered upon conversion (the "Conversion Rate") in effect at the time of conversion. Concurrently with (A) an initial public offering of Common Stock of the Issuer in a firm commitment underwritten public offering by a nationally recognized underwriter for which either (x) the per share price to the public of the Common Stock so offered translates to the Issuer's implied equity valuation resulting from the per share price to the public in such offering shall be no less than $450,000,000 or (y) the Holders of Series I Preferred Stock are at the time entitled to designate one or more members of the Board and the Issuer obtained the prior written approval from at least one such director designated by the Holders of Series I Preferred Stock (either (x) or (y) a "Qualified IPO") or (B) the consummation of any transaction pursuant to which the Aggregate Liquidation Preference Amount is reduced to zero (0) (a "Forced Conversion"), all shares of Preferred Stock shall be automatically converted into fully paid and non-assessable Conversion Shares at the Conversion Rate in effect on the date of such offering or event.

     (b) The Conversion Rate shall initially be 1 Conversion Share for each share of Preferred Stock, subject to adjustment in certain instances as provided in Section 6.2. The number of Conversion Shares deliverable upon such conversion shall be the number obtained by multiplying the number of shares of Preferred Stock being so converted by the Conversion Rate fixed or determined pursuant to the provisions of this paragraph (b) of this Section 6.1 and

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Section 6.2. Such conversion shall be exercised by the surrender to the Issuer of the certificate or certificates, duly endorsed, representing the shares to be so converted at any time during normal business hours at the office of the Issuer and, accompanied (i) in the case of a Holder electing to convert at its option, by written notice of such Holder's election to convert, (ii) if so required by the Issuer, by instruments of transfer, in form satisfactory to the Issuer, duly executed by the registered Holder or by his or her duly authorized attorney and (iii) transfer tax stamps or funds therefor, if required pursuant to paragraph (h) of this Section 6.1. All certificates representing the converted Preferred Stock, including all certificates not so delivered by such Holders, shall be, or shall be deemed to be, canceled by the Issuer as of the date the election to convert is made or the date of the Qualified IPO or a Forced Conversion and shall thereafter no longer be of any force or effect.

     (c) As promptly as practicable after the surrender for conversion of any certificate(s) representing shares of Preferred Stock in the manner provided in paragraph (b) of this Section 6.1 and the payment in cash of any amount required by the provisions of paragraphs (b) and (h) of this Section 6.1, the Issuer will deliver to, or at the written direction of, the Holder, such certificates representing the number of full Conversion Shares issuable upon such conversion, issued in such name or names as such Holder may direct. Such conversion shall be deemed to have been made, in the case of an election to convert by the Holder, immediately prior to the close of business on the date of such surrender of the certificate(s) representing the shares to be converted and, in the case of a mandatory conversion in connection with a Qualified IPO or a Forced Conversion , upon the opening of business on the date of such Qualified IPO or a Forced Conversion, and all rights of the Holder of such shares as a Holder of such shares shall cease at such time and the person or persons in whose name or names the certificates for such Conversion Shares are to be issued shall be treated for all purposes as having become the record holder or holders thereof at such time and such conversion shall be at the Conversion Rate in effect at such time.

     If the last day for the exercise of the conversion right shall be other than a Business Day, then such conversion right may be exercised on the next succeeding Business Day.

     (d) If shares of Preferred Stock shall be converted subsequent to the record date preceding a Dividend Payment Date for the Preferred Stock, but prior to such Dividend Payment Date, the registered holder of such shares at the close of business on such record date shall be entitled to receive the dividend payable on such shares on such Dividend Payment Date in the form which such Holder is entitled to notwithstanding the conversion thereof or the Issuer's default in payment of the dividend due on such Dividend Payment Date.

     (e) So long as permitted by the Certificate of Incorporation, fractional Conversion Shares may be issued upon the conversion of any share or shares of Preferred Stock. If more than one such share of Preferred Stock shall be surrendered for conversion at the same time by the same Holder, the number of full Conversion Shares which shall be issuable upon the conversion thereof shall be computed on the basis as specified in Section 6.1(b).

     (f) If either of the following shall occur: (i) any consolidation, reorganization or merger to which the Issuer is a party, other than a consolidation, reorganization or a merger in which the Issuer is a continuing corporation and which does not result in any reclassification,

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change or exchange (other than changes in par value or from par value to no par value or from no par value to par value or changes as a result of a subdivision or combination) in outstanding Conversion Shares, or (ii) any sale or conveyance to another Person of all or substantially all of the assets of the Issuer; then; except as otherwise provided in Article 7, the Holder of each share of Preferred Stock then outstanding shall have the right to convert such share only into the kind and amount of shares of stock and other securities and property receivable upon such consolidation, reorganization, merger, sale or conveyance by a Holder of the number of Conversion Shares issuable upon conversion of such share of Preferred Stock immediately prior to such consolidation, reorganization, merger, sale or conveyance, subject to adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in Section 6.2. The provisions of this paragraph (f) shall similarly apply to successive consolidations, reorganizations, mergers, sales or conveyances. The issuer shall cause to be given to the Holders of shares of Preferred Stock as promptly as possible, but in any event at least 15 days prior to the applicable date of the occurrence of an event described in clause (i) or (ii) above, a notice stating the date on which such event is expected to become effective or occur, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such consolidation, reorganization, merger, sale or conveyance.

     (g) The Issuer covenants that it will at all times reserve and keep available, solely for the purpose of issue upon conversion of the shares of Preferred Stock, such number of Conversion Shares as shall be issuable upon the conversion of all such outstanding shares. The Issuer covenants that if any Conversion Shares required to be reserved for purposes of conversion of the shares hereunder require registration with or approval of any governmental authority under any Federal or State law or regulation before such shares may be issued upon conversion, the Issuer will cause such shares to be duly registered or approved, as the case may be. The Issuer will use its reasonable best efforts to list the Conversion Shares required to be delivered upon conversion of shares prior to such delivery upon each national securities exchange, if any, upon which the outstanding Conversion Shares are listed at the time of such delivery, and, if such outstanding Conversion Shares are not listed on any exchange but are traded in the over-the-counter market, to qualify such shares for trading and quotation privileges such as are then available for the outstanding Conversion Shares. The Issuer covenants that all Conversion Shares which shall be issued upon conversion of the Preferred Stock will upon issue be fully paid and non-assessable and not subject to any preemptive rights.

     (h) The issuance of certificates for Conversion Shares upon conversion shall be made without charge for any stamp or other similar tax in respect of such issuance. However, if any such certificate is to be issued in a name other than that of the Holder of the share or shares converted, the person or persons requesting the issuance thereof shall pay to the Issuer the amount of any tax which may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Issuer that such tax has been paid.

     (i) The Conversion Shares issued upon conversion of the Preferred Stock shall bear such legends and shall have such transfer restrictions as provided for in Section 8.2, the Certificate of Incorporation and by the laws of any state or other jurisdiction.

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     (j) Subject to and in compliance with this Article 6, each Holder of shares of Series II Preferred Stock shall be entitled to convert, at any time and from time to time, any or all of the shares of Series II Preferred Stock held by such Holder into an equal number of shares of Series I Preferred Stock. No conversion of Series II Preferred Stock shall be consummated unless such conversion will not result in a change of control of the Issuer under the Issuer's debt instruments and the Holder electing to so convert delivers an opinion of counsel to the Issuer, reasonably acceptable to the Issuer, stating that such conversion will not result in a change of control of the Issuer under the Issuer's debt instruments.

     SECTION 6.2 Adjustments of Conversion Rate. The Conversion Rate shall be subject to adjustment as follows:

     (a) Adjustment for Changes in Common Stock. If, after the Issue Date, the
Issuer:

               (i) subdivides or splits any of its outstanding shares of any class of Common Stock into a greater number of shares;

               (ii) combines any of its outstanding shares of any class of Common Stock into a smaller number of shares; or

               (iii) issues by reclassification of any class of its Common Stock any shares of any of its Common Stock;

then the Conversion Rate in effect immediately prior to such action for each share of Preferred Stock then outstanding shall be adjusted by multiplying the Conversion Rate in effect immediately prior to such action by a fraction (A) the numerator of which shall be the number of shares of all classes of Common Stock outstanding immediately after such action giving pro forma effect to the exercise of all then outstanding Convertible Securities (other than the Preferred Stock) and (B) the denominator of which shall be the number of shares of all classes of Common Stock outstanding immediately prior to such action or the record date applicable to such action, if any (giving pro forma effect to the exercise of all then outstanding Convertible Securities (other than the Preferred Stock)). The adjustment shall become effective immediately after the record date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision, combination or reclassification. In the event that such dividend or distribution is not so paid or made or such subdivision, combination or reclassification is not effected, the Conversion Rate shall again be adjusted to be the Conversion Rate which would then be in effect if such record date or effective date had not been so fixed.

          If, as a result of an adjustment made pursuant to this Section 6.2(a) a holder of shares of Preferred Stock upon conversion of such shares of Preferred Stock may receive shares of two or more classes of Capital Stock of the Issuer, the Conversion Rate shall thereafter be subject to adjustment upon the occurrence of an action taken with respect to any such class of Capital Stock as is contemplated by this Section 6.2 with respect to the Common Stock, on terms comparable to those applicable to Common Stock in this Section 6.2.

     (b) Notice of Adjustment.

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     Whenever the Conversion Rate is adjusted, the Issuer shall promptly mail to
Holders of Preferred Stock then outstanding at the addresses appearing on the stock register a notice of the adjustment. The Issuer shall keep with its records such notice and a certificate from the Issuer's Chief Financial Officer briefly stating the facts requiring the adjustment and the manner of computing it. The certificate shall be conclusive evidence that the adjustment is correct, absent manifest error.

     (c) Voluntary Adjustment.

     The Issuer from time to time may increase the Conversion Rate by any number and for any period of time; provided that such period is not less than 20 Business Days. Whenever the Conversion Rate is so increased, the Issuer shall mail to holders at the addresses appearing on the stock register. The Issuer shall give the notice at least 15 days before the date the increased Conversion Rate takes effect. The notice shall state the increased Conversion Rate and the period it will be in effect. A voluntary increase in the Conversion Rate shall not change or adjust the Conversion Rate otherwise in effect as determined by this Section 6.2.

     (d) Multiple Adjustments.

     After an adjustment to the Conversion Rate for outstanding Preferred Stock under this Section 6.2, any subsequent event requiring an adjustment under this
Section 6.2 shall cause an adjustment to the Conversion Rate for outstanding Preferred Stock as so adjusted. For the purposes of adjustments with respect to Convertible Securities, the maximum number of shares of Capital Stock issuable upon exercise, exchange or conversion of such Convertible Securities shall be deemed to be outstanding, provided that no further adjustment shall be made upon the actual issuance of Capital Stock upon exercise, exchange or conversion of such Convertible Securities.

     (e) When De Minimis Adjustment May Be Deferred.

     No adjustment in the Conversion Rate shall be required unless such adjustment would require an increase or decrease of at least 1% in such rate; provided, however, that any adjustments which by reason of the foregoing are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations shall be made by the Issuer and shall be rounded to the sixth decimal place. No adjustment need be made for a change in the par value or no par value of the Common Stock and no adjustment shall be deferred beyond the date on which a share of Preferred Stock is converted.

                                    ARTICLE 7

                                  MISCELLANEOUS

     SECTION 7.1 Reissuance of Preferred Stock. Shares of Preferred Stock that have been issued and reacquired in any manner, including shares redeemed, repurchased or exchanged, shall be cancelled and may not be reissued and the number of such reacquired shares shall automatically reduce the authorized number of shares of Preferred Stock.

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     SECTION 7.2 Business Day. If any payment, repurchase or exchange shall be required by the terms hereof to be made on a day that is not a Business Day, such payment, repurchase, or exchange shall be made on the immediately succeeding Business Day.

     SECTION 7.3 Waiver. The Holders of at least a majority of the outstanding shares of Series I Preferred Stock, voting or consenting, as the case may be, as one class, may waive compliance with any provision of this Certificate of Designation.

     SECTION 7.4. Notice. Any notice or communication given pursuant to this Certificate of Designation shall be in writing and shall be deemed duly given
(a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as follows:

     if to the Issuer, to:

                  AMH Holdings, Inc.
                  3737 State Road
                  Cuyahoga Falls, Ohio 44223
                  Attention: Chief Financial Officer
                  Facsimile: (330) 922-2312

     with a copy to:

                  White & Case LLP
                  1155 Avenue of the Americas
                  New York, New York 10036
                  Attention: John M. Reiss, Esq.
                             Oliver C. Brahmst, Esq.
                  Facsimile: (212) 354-8113

                  And

                  Gibson, Dunn & Crutcher LLP
                  200 Park Avenue
                  47th Floor
                  New York, New York 10166-0193
                  Attention: David Rosenauer
                             E. Michael Greaney
                  Telephone: (212) 351-4000
                  Facsimile: (212) 351-4035

     Any notice or communication mailed to a Holder of Preferred Stock shall be sent, mailed or delivered to the Holder at the Holder's address as it appears in the stock register of the Issuer and shall be sufficiently given if so mailed within the time prescribed. Failure to mail a notice or communication to a Holder or any defect in such notice shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

                                    ARTICLE 8

                              TRANSFER RESTRICTIONS

     SECTION 8.1 Preferred Stock.

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     (a) The certificates evidencing the Preferred Stock shall, unless otherwise agreed to by the Issuer and the Holders of any such certificates, bear a legend substantially to the following effect:

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND SUCH SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED OF EXCEPT (I) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND (II) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. HEDGING TRANSACTIONS INVOLVING THIS SECURITY MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.

     IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE ISSUER SUCH CERTIFICATES AND OTHER INFORMATION AS THE ISSUER MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

     THE SECURITY REPRESENTED BY THIS CERTIFICATE MAY BE AUTOMATICALLY CONVERTED, UPON THE OCCURRENCE OF CERTAIN EVENTS SPECIFIED IN THE CERTIFICATE OF DESIGNATION. SUCH AUTOMATIC CONVERSION CAN BE ACCOMPLISHED WITHOUT THIS CERTIFICATE BEING SURRENDERED AND WHETHER OR NOT THE ISSUER GIVES NOTICE OF SUCH AUTOMATIC CONVERSION. THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH HOLDER WHO SO REQUESTS A COPY OF THE CERTIFICATE OF DESIGNATION.

     (b) The Issuer shall refuse to register any attempted transfer of shares of Preferred Stock not in compliance with Section 8.1(a).

     (c) Whenever the restrictions imposed by this Section 8.1 shall terminate and, if requested by the Issuer, upon delivery by any Holder of an opinion of counsel stating that such shares of Preferred Stock are no longer Restricted Securities, such opinion to be in a form and from counsel reasonably acceptable to the Issuer, the holder thereof shall be entitled to receive from the Issuer, without expense to the Holder, a new stock certificate not bearing the restrictive legend set forth in this Section 8.1.

     SECTION 8.2 Conversion Shares.

     (a) The certificates evidencing Conversion Shares issued upon a conversion of Preferred Stock pursuant to Section 6.1 shall, unless otherwise agreed to by the Issuer and the Holders of any such certificates, bear a legend substantially to the following effect:

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE

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

"SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND SUCH SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED OF EXCEPT (I) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND (II) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. HEDGING TRANSACTIONS INVOLVING THIS SECURITY MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT. HEDGING TRANSACTIONS INVOLVING THIS SECURITY MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.

     IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE ISSUER SUCH CERTIFICATES AND OTHER INFORMATION AS THE ISSUER MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

     In addition to such legend, such certificates shall bear any legends required by the Certificate of Incorporation and by the laws of any state or other jurisdiction.

     (b) Whenever the restrictions imposed by this Section 8.2 shall terminate and, if requested by the Issuer, upon delivery by any Holder of an opinion of counsel stating that such Conversion Shares are no longer Restricted Securities, such opinion to be in a form and from counsel reasonably acceptable to the Issuer, the holder thereof shall be entitled to receive from the Issuer, without expense to the Holder, a new stock certificate not bearing the restrictive legend set forth in this Section 8.2.

                                    ARTICLE 9

                                DELIVERY AND FORM

     SECTION 9.1 The certificates representing the Preferred Stock will be issued in fully registered form. Holders of Preferred Stock will be entitled to receive physical delivery of a physical certificate for their Preferred Stock ("Certificated Preferred Stock"), which shall bear the legend referred to in
Section 8.1. Record ownership of Certificated Preferred Stock will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Issuer.

                                   ARTICLE 10

                                   DEFINITIONS

     SECTION 10.1 As used in this Certificate of Designation, the following terms shall have the following meanings:

     "Affiliate" of any specified Person means:

     (1) any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person; or

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

     (2) any other Person that owns, directly or indirectly, 10% or more of such specified Person's Voting Stock; or

     (3) any Person who is a director or officer (a) of such Person, (b) of any Subsidiary of such Person or (c) of any Person described in clause (1) or (2) above.

     For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

     "Aggregate Liquidation Preference Amount" means, at any given time, the Issue Price minus the aggregate amount of any Priority Dividends declared and paid at or prior to such time and minus the aggregate proceeds, if any, received by the Holders from the Company pursuant to any repurchase or redemption of Preferred Stock by the Company or any other distribution on, or payment in respect of, the Preferred Stock by the Company consummated at or prior to such time.

     "Board of Directors" means, with respect to any Person, the Board of Directors of such Person, or any authorized committee of the Board of Directors of such Person.

     "Board Resolution" means a copy of a resolution certified by an officer of the Issuer to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification.

     "Business Day" means a day other than a Saturday, Sunday or other day on which banking institutions in the State of New York are authorized or required by law to close.

     "Capital Stock" means:

     (1) in the case of a corporation, corporate stock (including common and preferred stock);

     (2) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

     (3) in the case of an association or other business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock.

     "Certificated Preferred Stock" has the meaning set forth in Section 9.1.

     "Certificate of Designations" means this Statement with Respect to the Powers, Preferences and Relative, Optional and Other Special Rights and Qualifications, Limitations and Restrictions Pertaining to the Class A Convertible Preferred Stock.

     "Certificate of Incorporation" means the Certificate of Incorporation of the Issuer, as amended from time to time.

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

     "Class A Series I Common Stock" means the Class A Series I (Voting) Common Stock of the Issuer, par value $0.01 per share.

     "Class A Series II Common Stock" means the Class A Series II (Non-Voting) Common Stock of the Issuer, par value $0.01 per share.

     "Class B Series I Common Stock" means the Class B Series I (Voting) Common Stock of the Issuer, par value $0.01 per share.

     "Class B Series II Common Stock" means the Class B Series II (Non-Voting) Common Stock of the Issuer, par value $0.01 per share.

     "Common Stock" means all shares of Capital Stock of the Issuer, whether or not denominated as "common stock," which are entitled to share ratably in the ordinary dividends of the Issuer or share ratably in the proceeds of any liquidation of the Issuer after the payment of all preferential claims, and shall include, without limitation, the Class A Series I Common Stock, the Class A Series II Common Stock, the Class B Series I Common Stock and the Class B Series II Common Stock of the Issuer authorized on the Issue Date, but excluding the Preferred Stock.

     "Conversion Rate" has the meaning set forth in Section 6.1(b).

     "Conversion Shares" has the meaning set forth in Section 6.1(a). For purposes of the Series I Preferred Stock, Conversion Shares shall be deemed to mean the Class A Series I Common Stock, and for purposes of the Series II Preferred Stock, Conversion Shares shall be deemed to mean the Class A Series II Common Stock.

     "Dividend Payment Date" means any date on which dividends are paid to the Holders of Preferred Stock.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Forced Conversion" has the meaning set forth in Section 6.1(a).

     "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in this Certificate of Designation shall be computed in conformity with GAAP as in effect from time to time.

     "Holder" means with respect to any share of Preferred Stock, a Person in whose name such share of Preferred Stock is registered in the register for the Preferred Stock.

     "Initial Control Group" means the investors who are the holders of the Voting Stock of the Issuer immediately following the Issue Date, any Person acting in the capacity of an underwriter or initial purchaser in connection with a public or private offering of the Issuer's Capital Stock, or any Permitted Transferee of any of the foregoing Persons.

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

     "Issue Date" means the date on which such series of Preferred Stock is originally issued.

     "Issue Price" means $150,000,000.

     "Issuer" means AMH Holdings, Inc., a Delaware corporation, and any successor.

     "Junior Securities" has the meaning set forth in Section 2.1.

     "Liquidation Preference" has the meaning set forth in Section 4.1.

     "Parity Securities" has the meaning set forth in Section 2.1.

     "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Permitted Transferee" means, (A) with respect to any Person, (i) the spouse, former spouse, lineal descendants, heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of any such Person, (ii) a trust, the beneficiaries of which, or a corporation or partnership or limited liability company, the stockholders, general or limited partners or members of which, include only such Person or his or her spouse, former spouse, lineal descendants or heirs, in each case to whom such Person has transferred, or through which it holds, the beneficial ownership of any securities of the Issuer, (iii) any investment fund or investment entity that is a subsidiary of such Person or a Permitted Transferee of such Person, (B) with respect to any Holder of Preferred Stock as of the Issue Date, any company incorporated in the Cayman Islands with whom Investcorp S.A. or any of its Affiliates have a financial advisory relationship with respect to the Preferred Stock and (C) with respect to any member of the Initial Control Group, any Affiliate of such member or the partners, members or beneficiaries of such member upon the liquidation or dissolution of such member, as the case may be, in accordance with its controlling fund or other controlling documents, as applicable.

     "Preferred Stock" has the meaning set forth in Section 1.1.

     "Priority Dividend" has the meaning set forth in Section 3.1(a).

     "Qualified IPO" has the meaning set forth in Section 6.1(a).

     "Restricted Securities" shall have that meaning ascribed to such term in Rule 144(a)(3) of the Securities Act.

     "Retained Liquidation Preference" has the meaning set forth in Section 4.1.

     "Sale of the Business" means:

     (i) the consummation of any transaction or series of related transactions the result of which the Initial Control Group ceases to be the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock or 50% of the

     Common Stock of the Issuer that the Initial Control Group beneficially owned immediately following the Issue Date, whether as a result of any merger, consolidation, liquidation or dissolution of the Issuer, any direct or indirect transfer of securities by the Initial Control Group or otherwise (for purposes of this clause (i), the Initial Control Group shall be deemed to beneficially own any Common Stock and Voting Stock of an entity (the "specified entity") held by any other entity (the "parent entity") so long as the Initial Control Group beneficially owns (as so defined), directly or indirectly, in the aggregate a majority of the total voting power of the Voting Stock of the parent entity); or

     (ii) any transfer (other than by way of merger or consolidation) of all or substantially all of the assets of the Issuer and its Subsidiaries taken as a whole to any "person" (as used in Section 13(d) and 14(d) of the Exchange Act) other than the Initial Control Group.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Senior Securities" has the meaning set forth in Section 2.1.

     "Series I Preferred Stock" has the meaning set forth in Section 1.1.

     "Series II Preferred Stock" has the meaning set forth in Section 1.1.

     "Subsidiary" means, with respect to any Person:

     (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

     (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

     Unless otherwise specified, "Subsidiary" refers to a Subsidiary of the Issuer.

     "Voting Common Stock" means the Class A Series I Common Stock, the Class B Series I Common Stock and any other classes or series of Common Stock of the Issuer created after the Issue Date that constitute Voting Stock.

     "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

     SECTION 10.2 Rules of Construction. For the purposes of this Certificate of Designation (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the word "including" and words of similar import shall mean "including, without limitation," (iii) a word

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

has the meaning assigned to it, (iv) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP, and (v) "or" is not exclusive.

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

          IN WITNESS WHEREOF, AMH Holdings, Inc. has caused this Certificate to be executed by its duly authorized offices this 22nd day of December, 2004.


                                        AMH HOLDINGS, INC.

                                        By: /s/ D. Keith LaVanway
                                           ----------------------------
                                           Name:  D. Keith LaVanway
                                           Title: Chief Executive Officer